Exhibit 10.1
THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 25, 2008 (the “Agreement”) is entered into among Gevity HR, Inc., a Florida corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of August 30, 2006 (as amended and modified from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendments. The Credit Agreement is hereby amended as follows:
     (a) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:
     “Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
     “Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (c) the amount of depreciation and amortization expense for such period, (d) non-cash stock-based compensation expense for such period, (e) non-cash asset or goodwill impairment charges for such period, (f) for the fiscal quarter periods ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 only, the amount of severance costs and restructuring charges for such fiscal quarter period in an aggregate amount for such period set forth on Schedule 1.02 opposite such period and (g) for the fiscal quarter periods ending March 31, 2008 and June 30, 2008 only, the amount of severance costs and restructuring charges for such fiscal quarter period; provided, that, the aggregate amount of severance costs and restructuring charges added back to Consolidated Net Income for purposes of this clause (g) for these two fiscal quarters combined shall not exceed $6,540,000, all as determined in accordance with GAAP.
     “Consolidated Adjusted Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     “Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Third Amendment Effective Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(h) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any property (including any proceeds thereof) which is subject to a Lien described in Section 8.01(p) or Section 8.01(q) so long as the documentation related to any such property prohibits such Loan Party from granting any other Liens in such property (including any proceeds thereof), (f) any “intent to use” trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark application under applicable federal Law, (g) any leasehold interest of any Loan Party in office space and (h) any General Intangible (as defined in the Security Agreement), permit, lease, license, contract or other Instrument (as defined in the Security Agreement) of a Loan Party if the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument in the manner contemplated by the Security Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Parties’ rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in the foregoing clause (h) on the security interests granted under the Security Agreement shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC (as defined in the Security Agreement) or any other applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral under the Security Agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted under the Security

Agreement and shall be included as Collateral under the Security Agreement and considered Collateral hereunder.
     “Mortgaged Property” means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.
     “Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property acquired or leased by a Loan Party subsequent to the Third Amendment Effective Date.
     “Pledge Agreement” means the pledge agreement dated as of the Third Amendment Effective Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.
     “Security Agreement” means the security agreement dated as of the Third Amendment Effective Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.
     “Third Amendment Effective Date” means February 25, 2008.
     (b) The definition of “Aggregate Revolving Commitments” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Third Amendment Effective Date is ONE HUNDRED MILLION DOLLARS ($100,000,000); provided that the amount of the Aggregate Revolving Commitments shall be automatically reduced to EIGHTY-FIVE MILLION DOLLARS ($85,000,000) on September 30, 2008. Such reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its Applicable Percentage.
     (c) The last sentence in the definition of “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     (d) The pricing grid in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

			Applicable Rate for
Pricing	Consolidated	Commitment	Eurodollar Rate	Letter of Credit	Applicable Rate for
Level	Leverage Ratio	Fee	Loans	Fee	Prime Rate Loans
I	Less than or equal to 0.5:1.0	0.30%	1.50%	1.50%	0.25%

II	Less than or equal to 1.5:1.0 but greater than 0.5:1.0	0.35%	1.75%	1.75%	0.50%

III	Less than or equal to 2.0:1.0 but greater than 1.5:1.0	0.40%	2.00%	2.00%	0.75%

IV	Greater than 2.0:1.0	0.45%	2.25%	2.25%	1.00%
     (e) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding a new sentence at the end of such definition to read as follows:
Notwithstanding the foregoing, the Applicable Rate in effect from the Third Amendment Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending December 31, 2007 shall be determined based on Pricing Level II.
     (f) The definition of “Consolidated Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) plus (ii) Consolidated Rental Expense for such period less (iii) Consolidated Cash Taxes for such period to (b) the Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     (g) The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     (h) The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

     “Loan Documents” means this Agreement, each Revolving Note, each Issuer Document, each Joinder Agreement, each Request for Credit Extension, each Compliance Certificate, the Fee Letter, the Collateral Documents and each other document, instrument or agreement from time to time executed by any Loan Party and delivered in connection with this Agreement.
     (i) Clause (v) in the definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     (v) the Required Lenders have approved such Acquisition in writing.
     (j) Section 2.01(c) is hereby deleted from the Credit Agreement in its entirety.
     (k) The following sentence is hereby added to the end of Section 4.05 of the Credit Agreement to read as follows:
The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
     (l) The following sentence is hereby added to the end of Section 6.10 of the Credit Agreement to read as follows:
The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Third Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.
     (m) Section 6.13 of the Credit Agreement is hereby amended to read as follows:
     6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list as of the Third Amendment Effective Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party is validly issued, fully paid and non-assessable.
     (n) The following two sentences are hereby added at the end of Section 6.17 of the Credit Agreement to read as follows:
Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Third Amendment Effective Date. As of the Third Amendment Effective Date, none of the IP Rights owned by any of the Loan Parties or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

     (o) Section 6.19 of the Credit Agreement is hereby amended to read as follows:
     6.19 Legal Name and Business Locations.
     Set forth on Schedule 6.19(a) is the legal name and jurisdiction of formation of each Loan Party as of the Third Amendment Effective Date. Set forth on Schedule 6.19(b) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Third Amendment Effective Date. Set forth on Schedule 6.19(c) is the tax payer identification number and organizational identification number of each Loan Party as of the Third Amendment Effective Date. Except as set forth on Schedule 6.19(d), no Loan Party has during the five years preceding the Third Amendment Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
     (p) The following new Section 6.21 is hereby added at the end of Article VI of the Credit Agreement to read as follows:
     6.21 Perfection of Security Interests in the Collateral.
     The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens shall be perfected security interests and Liens to the extent required by the Collateral Documents, prior to all other Liens other than Permitted Liens.
     (q) A new clause (c) is hereby added at the end of Section 7.01 of the Credit Agreement to read as follows:
     (c) Budget and P&L. As soon as available, but in any event within thirty days after the end of each calendar month, a budget and profit and loss statement of the Borrower and its Subsidiaries for such calendar month, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year, all in reasonable form and detail and certified by a Responsible Officer of the Borrower as fairly presenting the results of operations of the Borrower and its Subsidiaries in accordance with GAAP.
     (r) Section 7.02 of the Credit Agreement is hereby amended by replacing the “.” at the end of clause (f) with “; and” and adding the following new clause (g) immediately after clause (f) to read as follows:
     (g) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Third Amendment Effective Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Third Amendment Effective Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Third

Amendment Effective Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.
     (s) The following sentence is hereby added to the end of Section 7.07 of the Credit Agreement to read as follows:
The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.
     (t) A new Section 7.14 is hereby added to the Credit Agreement to read as follows:
     7.14 Pledged Assets.
     (a) Equity Interests. Cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (b) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Other Property. (i) Cause all of its owned and leased real and personal property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Third Amendment Effective Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (u) Section 8.01(k) of the Credit Agreement is hereby amended to read as follows:
     (k) (i) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02 and (ii) Liens deemed to exist on cash or cash equivalents invested pursuant to Section 8.02(f).
     (v) Section 8.01 of the Credit Agreement is hereby amended by deleting the period at the end thereof and replacing it with the following text “;” and by adding new subsections 8.01(o), 8.01(p) and 8.01(q) at the end of Section 8.01 of the Credit Agreement which shall read as follows:
     (o) Liens pursuant to any Loan Document;
     (p) Lien of Continental Casualty Company on that certain Deductible Liability Insurance Policy No. 5014190 (and the proceeds thereof) issued to the Borrower by National Union Fire Insurance Company of Vermont (or any other replacement deductible liability protection policy whether or not issued by National Union Fire Insurance Company of Vermont) to secure the obligations of the Borrower owing to Continental Casualty Company related to its workers’ compensation agreements; and
     (q) Liens of a provider of workers’ compensation insurance on all property and proceeds thereof (including without limitation, all premiums, surcharges, dividends, cash, accounts and funds payable to the Borrower) which comes into the possession of such insurance provider to secure the Borrower’s payment obligations under any payment agreement, escrow agreement or other agreements related to such workers’ compensation insurance.
     (w) Section 8.02(f) of the Credit Agreement is hereby amended by adding the words “or cash equivalents” immediately after the word “cash” therein.
     (x) Section 8.06 of the Credit Agreement is hereby amended to read as follows:
     8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person; and
     (c) the Borrower may make cash dividend payments or other distributions to the holders of its Capital Stock.
     (y) Section 8.11 of the Credit Agreement is hereby amended to read as follows:

     (a) Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2007, to be less than the sum (on a cumulative basis) of (i) 80% of Net Worth as of September 30, 2007 plus (ii) an amount equal to 60% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (iii) 100% of the proceeds of all Equity Issuances.
     (b) Consolidated Adjusted Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2007, to be greater than the ratio set forth opposite such fiscal quarter below:

Quarter Ending	Ratio

December 31, 2007	2.0:1.0
March 31, 2008	2.0:1.0
June 30, 2008	2.5:1.0
September 30, 2008	2.0:1.0
December 31, 2008	2.0:1.0
March 31, 2009	2.0:1.0
June 30, 2009	2.5:1.0
September 30, 2009	2.0:1.0
December 31, 2009	2.0:1.0
March 31, 2010	2.0:1.0
June 30, 2010	2.5:1.0
September 30, 2010	2.0:1.0
December 31, 2010	2.0:1.0
March 31, 2011	2.0:1.0
June 30, 2011	2.5:1.0
     (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2007, to be less than 1.25:1.0.
     (d) Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA to be less than (i) $(379,000) for the one month period ending January 31, 2008, (ii) $28,000 for the two month period ending February 29, 2008, (iii) $3,978,000 for the three month period ending March 31, 2008, (iv) $4,558,000 for the four month period ending April 30, 2008, (v) $5,760,000 for the five month period ending May 31, 2008, (vi) $9,179,000 for the six month period ending June 30, 2008, (vii) $9,595,000 for the seven month period ending July 31, 2008, (viii) $10,697,000 for the eight month period ending August 31, 2008, (ix) $16,329,000 for the nine month period ending September 30, 2008, (x) $16,675,000 for the ten month period ending October 31, 2008, (xi) $17,079,000 for the eleven month period ending November 30, 2008 and (xii) $25,363,000 for the twelve month period ending December 31, 2008.
     (e) Consolidated Capital Expenditures. Permit Consolidated Capital Expenditures during any fiscal year to exceed $9,000,000 plus the unused amount available for Consolidated Capital Expenditures under this Section 8.11(e) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.
(z) Section 10.10 of the Credit Agreement is hereby amended to read as follows:
10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(h); and
     (c) to release any Guarantor from its obligations under the Guaranty and the other Loan Documents to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and the other Loan Documents to which it is a party, pursuant to this Section 10.10.
     (aa) A new clause (vii) is hereby added after clause (vi) in Section 11.01(a) of the Credit Agreement to read as follows:
     (vii) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;
     (bb) A new Schedule 1.02 is hereby added to the Credit Agreement to read as provided on Schedule 1.02 attached hereto.
     (cc) Schedule 2.01 to the Credit Agreement is hereby amended to read as provided on Schedule 2.01 attached hereto.

     (dd) A new Schedule 6.10 is hereby added to the Credit Agreement to read as provided on Schedule 6.10 attached hereto.
     (ee) Schedule 6.13 to the Credit Agreement is hereby amended to read as provided on Schedule 6.13 attached hereto.
     (ff) A new Schedule 6.17 is hereby added to the Credit Agreement to read as provided on Schedule 6.17 attached hereto.
     (gg) A new Schedule 6.19(a) is hereby added to the Credit Agreement to read as provided on Schedule 6.19(a) attached hereto.
     (hh) A new Schedule 6.19(b) is hereby added to the Credit Agreement to read as provided on Schedule 6.19(b) attached hereto.
     (ii) A new Schedule 6.19(c) is hereby added to the Credit Agreement to read as provided on Schedule 6.19(c) attached hereto.
     (jj) A new Schedule 6.19(d) is hereby added to the Credit Agreement to read as provided on Schedule 6.19(d) attached hereto.
     (kk) Exhibit D to the Credit Agreement is hereby amended to read as provided on Exhibit D attached hereto.
     2. Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:
     (a) Receipt by the Administrative Agent of counterparts of this Agreement duly executed by each of the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent;
     (b) Receipt by the Administrative Agent of a duly executed copy of the Pledge Agreement (as defined herein) and the Security Agreement (as defined herein), each in form and substance reasonably satisfactory to the Agent;
     (c) Receipt by the Administrative Agent of favorable opinions of general counsel of the Loan Parties and legal counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, dated as of the Third Amendment Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent;
     (d) Receipt by the Administrative Agent of a certificate of each Loan Party dated as of the Third Amendment Effective Date signed by a Responsible Officer of such Loan Party (A) certifying that the Organization Documents of each Loan Party delivered on the Closing Date have not been amended, supplemented or otherwise modified since the Closing Date and remain in full force and effect as of the Third Amendment Effective Date, (B) attaching resolutions of each Loan Party approving and adopting this Agreement, the transactions contemplated herein and authorizing the execution and delivery of this Agreement and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the Third Amendment Effective Date and (C) attaching such documents and certifications as the

Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
     (e) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:
     (i) searches of Uniform Commercial Code filings (or similar filings) in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (ii) UCC financing statements (or similar documents) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers or share transfer forms attached thereto and, in connection with the pledge of 66% of the Equity Interests of Concorda Insurance Company Limited, duly executed, undated director resignation letters for all directors (together with authorizations signed by each such director authorizing the Administrative Agent to date and deliver such resignation letters in an Event of Default) and an irrevocable proxy relating to all such Equity Interests;
     (iv) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices; and
     (v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties.
     (f) The Borrower shall have paid (i) to the Administrative Agent, for the account of each Lender, an amendment fee equal to 0.05% of such Lender’s Commitment (after giving effect to this Agreement) and (ii) all other fees and expenses that are owing from the Borrower to the Administrative Agent.
     3. Miscellaneous.
     (a) The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
     (b) Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.

     (c) The Borrower and the Guarantors hereby represent and warrant as follows:
     (i) Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
     (ii) This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement except as specified in Section 7.14 of the Credit Agreement.
     (d) The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof after giving effect to this Agreement with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (e) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (f) The Loan Parties hereby release the Administrative Agent, the Lenders and each of their respective officers, employees, representatives, agents, trustees, counsel and directors (collectively, the “Released Persons”) from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing is in any way related to or connected with the transactions reflected in the Loan Documents and arises on or prior to the date hereof.
     (g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	GEVITY HR, INC., a Florida corporation

	By:	/s/ Garry J. Welsh

	Name:	Garry J. Welsh
	Title:	Chief Financial Officer

GUARANTORS:	GEVITY HR, L.P., a Delaware limited partnership
GEVITY HR II, L.P., a Delaware limited partnership
GEVITY HR III, L.P., a Delaware limited partnership
GEVITY HR IV, L.P., a Delaware limited partnership
GEVITY HR V, L.P., a Delaware limited partnership
GEVITY HR VI, L.P., a Delaware limited partnership
GEVITY HR VII, L.P., a Delaware limited partnership
GEVITY HR VIII, L.P., a Delaware limited partnership
GEVITY HR IX, L.P., a Delaware limited partnership
GEVITY HR X, L.P., a Delaware limited partnership

	By:	Staff Leasing, LLC its General Partner

		By:	/s/ Garry J. Welsh

		Name:	Garry J. Welsh
		Title:	Chief Financial Officer

GEVITY HR XI, LLC, a New Mexico limited liability company

	By:	/s/ Garry J. Welsh

	Name:	Garry J. Welsh
	Title:	Chief Financial Officer

GEVITY HR XII Corp., a Florida corporation

By:	/s/ Garry J. Welsh

Name:	Garry J. Welsh
Title:	Chief Financial Officer

GEVITY XIV, LLC, a Delaware limited liability company

By:	/s/ Garry J. Welsh

Name:	Garry J. Welsh
Title:	Chief Financial Officer

STAFF LEASING, LLC, a Delaware limited liability company

By:	/s/ Garry J. Welsh

Name:	Garry J. Welsh
Title:	Chief Financial Officer

GEVITY INSURANCE AGENCY, INC., a Delaware corporation

By:	/s/ Edwin E. Hightower, Jr.

Name:	Edwin E. Hightower, Jr.
Title:	Secretary

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Anne M. Zescheke

	Name:	Anne M. Zescheke
	Title:	Assistant Vice President

LENDER:	BANK OF AMERICA, N.A., as a Lender and L/C Issuer

	By:	/s/ Cameron S. Cardozo
	Name:	Cameron S. Cardozo
	Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Valerie Clark
Name:	Valerie Clark
Title:	Senior Vice President

Schedule 1.02
Adjustments to Consolidated Adjusted EBITDA

Fiscal Quarter Ending	Amount
March 31, 2007	$1,386,000

June 30, 2007	$158,000

September 30, 2007	$1,755,000

December 31, 2007	$3,306,000

Schedule 2.01
Commitments and Applicable Percentages

		Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	$75,000,000.00	75.000000000%
Wachovia Bank, National Association	$25,000,000.00	25.000000000%
Total	$100,000,000.00	100.000000000%

Exhibit D
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (the “Agreement”) dated as of                     , 20___ is by and between                     , a                      (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among the Borrower, the Guarantors from time to party thereto, Bank of America, N.A., as Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Lender:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).
     3. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants and pledges assigns to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Capital Stock identified on Schedule 6 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).
     4. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:
     (a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
     (b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.
     (c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, amalgamation, consolidation or other change in structure or used any tradename in the five years preceding the date hereof.
     (d) Schedule 3 hereto includes all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof. None of the IP Rights of the New Subsidiary set forth in Schedule 3 hereto is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 3 hereto.
     (e) Schedule 4 hereto includes all Commercial Tort Claims before any Governmental Authority by or in favor of the New Subsidiary.
     (f) Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.
     (g) Schedule 6 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) the certificate number(s) of the certificates evidencing such Capital Stock and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Capital Stock and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.
     5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
     6. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.
     7. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title: